Exhibit 15.1
Awareness of Independent Registered
Public Accounting Firm
We are aware that our reports dated May 6, 2009, August 5, 2009 and November 3, 2009, included with the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, respectively, are incorporated by reference in this registration statement of Home BancShares, Inc. on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.
/s/ BKD, llp
Little Rock, Arkansas
January 14, 2010